[COMMENT1]

                               PURCHASE AGREEMENT
                               ------------------

     PURCHASE AGREEMENT ("Agreement"), dated as of this thirtieth day of June, 1997, by and among Bush Beteiligungsgesellschaft mbH, currently doing business as JD Erste Vermogensverwaltungsgesellschaft mbH, a German limited liability company registered in the Commercial Register of Frankfurt under HRB 43206 with its principal place of business at Bockenheimer Landstrasse 42, 60323 Frankfurt, Germany (the "Buyer"), Bush Industries, Inc., a Delaware corporation with its principal place of business at One Mason Drive, Jamestown, New York 14702, USA ("Bush"), Elisabeth Rohr, residing at Im Kreuzkamp 8, 59556 Lippstadt, Wilfried Rohr, residing at Dammstrasse 28, 33397 Rietberg, Werner Rohr, residing at Benteler Strasse 2, 33397 Rietberg (Elisabeth Rohr, Wilfried Rohr and Werner Rohr are hereinafter collectively referred to as the "Sellers"), Rohr GmbH & Co. Mobelfabrik, a German limited partnership registered in the Commercial Register of Rheda-Wiedenbruck under HRA 1494 with its principal place of business at Helle Strasse 5, 33397 Rietberg, Germany ("R+C"), and Rohr Wohnmobel GmbH, a German limited liability company registered in the Commercial Register of Rheda-Wiedenbruck under HRB 505 with its principal place of business at 33397 Rietberg ("RWG").

                         W  I  T  N  E  S  S  E  T  H:
                         ----------------------------

     WHEREAS, the Buyer is a wholly-owned subsidiary of Bush, a company which engages in the manufacture, marketing and sale of furniture and furniture products;

     WHEREAS, R+C also engages in the manufacture, marketing and sale of furniture and furniture products;

     WHEREAS, the Sellers are the sole limited partners of R+C and the sole shareholders of RWG, and RWG is the sole general partner of R+C;

     WHEREAS, until recently the furniture business now being conducted solely by R+C was conducted by R+C and five other companies, namely Gerhard Rohr GmbH & Co. KG ("RKG"), Hermann Twillemeier GmbH & Co. KG, Mobelfabrik ("TKG"), Gebruder Austermann GmbH & Co. KG ("AKG"), Rohr-Mobel-Verwaltungs-GmbH ("RMV") and Mobiline Mobel GmbH ("MMG");

     WHEREAS, on June 25, 1997, the mergers of RKG, TKG, AKG, MMG and RMV into R+C (the "Mergers") were registered in the Commercial Registers of the Amtsgericht Rheda-Wiedenbruck and the Amtsgericht Paderborn (Documents 64/97 and 59/97 of the Notary Schaferhoff), leaving only R+C and RWG as surviving Rohr entities. Since the Mergers were completed only shortly before the notarization of this Agreement, "R+C" as used in this Agreement shall individually and collectively refer to R+C, MMG, RKG, TKG,

AKG and RMV as to the time period preceding the Mergers, and to R+C alone as to the time period after the Mergers;

     WHEREAS, the parties hereto are each desirous that the limited partnership interests of R+C and the shares of RWG be owned fifty-one percent (51%) by the Buyer and forty-nine percent (49%) by the Sellers in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties hereto, and in consideration of the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


        I.  Purchase of Equity Interests.
            ----------------------------

        A.  Purchase of Partnership Interests and Shares.  As of the date
            --------------------------------------------
hereof, the parties hereto hereby agree that the Buyer will own in the aggregate fifty-one (51%) percent of the limited partnership interests (Festkapital) of R+C and fifty-one (51%) percent of the capital stock (Stammkapital) of RWG. The remaining forty-nine percent (49%) of the capital stock of R+C and RWG shall be owned by the Sellers. The afore-described percentage of the equity ownership of R+C and RWG shall be subject to adjustment, as described hereinafter.


        B.  Purchase of Partnership Interests of R+C.  In order to achieve the
            ----------------------------------------
Buyer's fifty-one percent ownership of the limited partnership interests of R+C, the Sellers hereby make the following transfers to the Buyer:

        1. Each of the Sellers owns a portion of the limited partnership interests (Kapitalanteil) of R+C in the amount of DM 2,690,000 (two million six hundred and ninety thousand Deutsche Mark), which constitutes one third each of the total capital stock of R+C in the amount of DM 8,070,000 (eight million seventy thousand Deutsche Mark).

        2. Each of the Sellers hereby sells and transfers (verkauft und ubertragt) a portion in the amount of DM 1,371,900 (one million three hundred and seventy-one thousand nine hundred Deutsche Mark) of its limited partnership interests in R+C to the Buyer, resulting in a limited partnership interest in R+C of DM 1,318,100 (one million three hundred and eighteen thousand one hundred Deutsche Mark) for each of the Sellers and a capital stock in R+C of DM 4,115,700 (four million one hundred and fifteen thousand seven hundred Deutsche Mark) (the "Transferred Interests") for the Buyer. The Buyer shall assume the rights and obligations of the owner of the Transferred Interests as of the date of this Agreement (schuldrechtliche Wirkung). However, the transfer of title (dingliche Ubertragung) in respect to the Transferred Interests shall be subject to the condition precedent that the Buyer be registered in the Commercial Register as an additional limited partner of R+C.

     3. The receivables (Forderungen) of the Sellers against R+C, and the payables (Verbindlichkeiten) of the Sellers to R+C, each as of the date hereof, shall on the date hereof be set off against the capital surplus (Ruecklage) of R+C on the date hereof.

     4. The profits or losses of R+C for the time period from January 1, 1997 to the date hereof shall be determined on the basis of a balance sheet (Abschluss) of R+C as of the date hereof (the "Execution Date Balance Sheet"). The Execution Date Balance Sheet prepared by R+C shall not require the performance of a physical inventory (keine korperliche Inventur). At Buyer's option, the Execution Date Balance Sheet shall be subject to review or audit by Deloitte & Touche. The profits or losses of R+C pursuant to the Execution Date Balance Sheet shall be set off against the capital surplus of R+C on the date hereof.

     5. The balance on the loss carryforward account (Verlustvortragskonto) of R+C shall not be affected by the measures described in Subsections I B 3 and I B 4 above. Future profit distributions shall not be set off against the balance on the loss carryforward account unless the partners in R+C agree otherwise.

     6. The participation of the Sellers on the one hand and the Buyer on the other hand in the capital surplus (Ruecklage) of R+C shall occur as of the date hereof, but after the setoffs provided for in Subsections I B 3 and I B 4 hereof. The percentage participation of the Sellers and the Buyer shall be 49% and 51%, respectively. In the event of an Adjustment as defined in Section III A hereof, the percentage participation of the parties hereto in the capital surplus of R+C shall be adjusted to match the percentage equity interest of the parties in R+C after the Adjustment.


     C.  Purchase of Shares of RWG.  In order to achieve the Buyer's fifty-one
         -------------------------
percent ownership of the capital stock of RWG, the Sellers hereby make the following transfers to the Buyer:

     1. Each of the Sellers owns a portion of the capital stock (Stammkapital) of RWG in the amount of DM 90,000 (ninety thousand Deutsche Mark), which constitutes one third each of the total capital stock of RWG in the amount of DM 270,000 (two hundred and seventy thousand Deutsche Mark). The capital stock of RWG owned by the Sellers is comprised of three shares (Geschaftsanteile) in the amount of DM 90,000 each.

     2. Each of the Sellers hereby splits his/her share in the amount of DM 90,000 into two shares in the amount of DM 44,100 and DM 45,900 for the purpose of transferring the share in the amount of DM 45,900 to the Buyer. RWG hereby approves the splitting of the shares for the purpose of transfer to the Buyer.

     3. Each of the Sellers hereby sells and transfers (verkauft und ubertragt) to the Buyer effective as of the date hereof, his or her shares in RWG in the amount of DM

45,900, resulting in a capital stock in RWG of DM 44,100 (forty-four thousand one hundred Deutsche Mark) for each of the Sellers and a capital stock in RWG of DM 137,700 (one hundred and thirty-seven thousand seven hundred Deutsche Mark) (the "Transferred Shares" and, jointly with the Transferred Interests, the "Transferred Equity Interests") for the Buyer.


     D.   Purchase Price.  The parties hereto hereby agree that the Transferred
          --------------
Capital Stock is being sold to Buyer hereunder for the aggregate purchase price (the "Purchase Price") of U.S.$3,000,000 (three million) worth of Class A Common Stock of Bush (the "Bush Shares"). The Purchase Price to be paid to the Sellers shall be paid to the Sellers as follows: One-third of the Bush Shares shall be issued to Werner Rohr; one-third to Wilfried Rohr; and one-third to Elisabeth Rohr. No fractional Bush Shares shall be issued to any Sellers hereunder, and accordingly, in the event any fractional Bush Shares are to be issued hereunder, in lieu thereof, Bush shall pay the cash equivalent based upon the per Bush Share valuation, as set forth below. For purposes hereof, the value of the Bush Shares to be issued as of the date hereof shall be determined based solely upon the closing price of the Bush Shares as of the trading date immediately preceding the date hereof, as quoted on the New York Stock Exchange.


     E.  Deliveries on the Date Hereof.  On the date hereof, the Buyer shall
         -----------------------------
deliver the Purchase Price to the Sellers, as described above. Notwithstanding anything contained herein to the contrary, the parties hereto hereby acknowledge and agree that given the mechanism set forth herein for determining the amount of Bush Shares to be issued on the date hereof, in lieu of delivering the certificates evidencing the Bush Shares on the date hereof, Bush may instead execute and deliver the requisite authorization to its transfer agent to cause the expeditious delivery thereof post-closing. If no certificates evidencing the Bush Shares are delivered on the date hereof as provided above, Bush shall provide to the Sellers a signed statement certifying the per Bush Share valuation, the respective number of Bush Shares to be issued to Seller, the cash equivalent in lieu of any fractional Bush Shares, and that Bush shall execute and deliver the requisite authorization to its transfer agent to effectuate the foregoing.


     II. Loans/Distributions.
         --------------------

     A. Bush hereby agrees and acknowledges that it will provide or cause to be provided a credit line to R+C (the "Credit Line") in the aggregate amount of DM 65,000,000 (Sixty-Five Million Deutsche Mark) to be used to repay existing loans and obligations of R+C, including existing loans to the existing banks and financial institutional lenders to R+C, for capital equipment and improvements and for working capital purposes. Bush will fund such Credit Line under Bush's then current line of credit and banking relationship with Bush's then current lenders or the Buyer may cause Bush's then current lenders to provide a credit line directly to R+C. In addition to such Credit

Line, Bush or Bush's then current lenders will make available to R+C an additional line of credit for a one-year period of time, commencing on the date hereof, in the aggregate amount of DM 5,000,000 (Five Million Deutsche Mark); and which additional line of credit will be used solely for the purpose of additional equipment purchases, if necessary. Upon the expiration of such one-year period of time, such additional credit line will expire and any amounts borrowed thereunder and then outstanding will become part of the Credit Line. As of such date that R+C will be able to fund its operations from cash flow generated from its operations, any obligation to so provide the Credit Line will terminate. To the extent any loans and obligations of R+C existing as of the date hereof are not repaid, the aggregate amount of the Credit Line will be reduced accordingly.


     B. The parties hereto hereby agree that all collections of cash by R+C will be applied against the outstanding balance under the Credit Line and the additional credit line, if applicable, or any other outstanding bank debt of R+C or RWG.


     C. In addition, in the event the Buyer or Bush determines that the financial condition of R+C is such that R+C needs an additional infusion of cash to fund working capital or other needs, then the Buyer or Bush may, in their sole discretion, loan R+C additional funds.

     D. The parties hereto further agree that no contribution of capital, whether to the stated capital (Festkapital bzw. Stammkapital) or the capital surplus (Rucklage), shall be made into R+C and/or RWG, respectively, by any party hereto without the prior consent (i) with respect to R+C, of the holders of at least 75% of the limited partnership interests of R+C and/or (ii) with respect to RWG, of the holders of at least 75% of the equity interests of RWG. Any such equity investment will be effectuated on a pro-rata basis, based upon each party's equity ownership in R+C and RWG, respectively, and to the extent such consent is not unanimous, if any party hereto who has not agreed to such equity infusion (provided that the afore-described 75% consent has been obtained) determines not to so participate in any such capital contribution, then the other parties hereto may increase their level of equity participation (on a pro-rata basis) to the extent such other party or parties do not so participate. To the extent possible, any equity infusion in R+C and RWG by the parties hereto shall be conducted so that any party's equity interest in R+C shall remain equal to such party's equity interest in RWG.


     E. The Credit Line and the additional credit line, as described above, and any additional loans made by the Buyer and/or Bush to R+C shall be, if required by Bush, evidenced by loan agreements and shall be secured by collateral (the "Collateral") of R+C and RWG similar to the collateral presently provided by R+C to its current lenders. The Buyer and Bush hereby acknowledge and agree that it is not the intention of the Buyer or Bush, absent fraud or gross negligence by the Sellers, to demand payment under the terms of the loan agreements and security agreements evidencing the Collateral for the specific purpose of attempting to disenfranchise the Sellers from their equity position in R+C; it being understood by the parties hereto that the security agreements protect the Buyer's loans and/or Bush's loans to R+C. The afore-said Collateral is, to the extent permitted by law, assignable to Bush's lenders. The parties hereto hereby agree and acknowledge that any advances and/or loans made hereunder by the Buyer and/or Bush to R+C must satisfy any conditions required to be fulfilled by the Buyer and/or Bush to Bush's then lenders, including the execution of any required corporate or partnership guarantees.


           F. The parties hereto further agree and acknowledge that any and all distributions and/or dividends to be paid by R+C to its equity holders shall be determined by a vote of the holders of majority of the limited partnership interests of R+C. The determination as to whether any such distributions and/or dividends will be made shall depend upon the then current financial condition of R+C, provided however, that the parties hereto hereby agree and acknowledge that it is very unlikely that any dividends and/or distributions will be made in the five year period commencing on the date hereof.


           G. The Sellers hereby agree that they will not take any action to challenge the effectiveness of votes by representatives of the Buyer and/or Bush in connection with R+C's and/or RWG's entering into the transactions described in this Section II, including, but not limited to, votes cast by Buyer and/or Bush representatives at (i) any R+C partners' meeting, (ii) any RWG shareholders' meeting, (iii) any RWG Beirat meeting, and (iv) any RWG Management Board meeting.


     III.  Adjustments/Equity Percentage of Ownership.
           ------------------------------------------

           A. The parties hereto further agree and acknowledge that the Buyer has been induced to enter into this Agreement based, in part, on the willingness of the current management of R+C to implement various measures to preserve and/or improve the cash flow position of R+C. The parties hereto further agree and acknowledge that in the event the cash flow position of R+C, as evidenced by the outstanding bank debt of R+C as of the date hereof, is an aggregate of DM 54,500,000 (Fifty-Four Million five hundred thousand Deutsche Mark) or more, then an equity adjustment (the "Adjustment") in the equity percentage of ownership of R+C and RWG is required. The parties hereto hereby agree that in the event the Buyer discovers after the date hereof that the bank debt was not properly reflective of the financial position of R+C, or was not properly disclosed to the Buyer hereunder, as a consequence of extended, deferred or delayed payment terms or otherwise, then the amount of the bank debt as of the date hereof shall be re-evaluated and if necessary, an Adjustment, as provided herein shall be effectuated based upon the revised information. As a prerequisite to such Adjustment, the Buyer must request that the level of bank debt as of June 30, 1997 be determined by Deloitte & Touche (the "Adjustment Audit"). Deloitte & Touche shall make its determination based upon such procedures reasonably agreed upon between the Sellers and the Buyer. In determining the amount of such outstanding bank debt, bank loans required to be made to R+C or to R+C in connection with funding a social plan related to the currently contemplated termination of approximately fifty employees shall not be taken into account, provided the costs of the social plan relating thereto do not exceed DM 750,000 (Seven Hundred Fifty Thousand Deutsche Mark).


     B. In determining the amount of the Adjustment hereunder, the amount of the bank debt shall be rounded up or down to the nearest million. If the bank debt is DM 500,000 or greater, it shall be rounded up, and if the bank debt if less than DM 500,000 it shall be rounded down. If the bank debt as of the date hereof is less than DM 54,500,000, then there shall be no Adjustment. If the bank debt as of the date hereof is DM 54,500,000 or more, such amount shall be subtracted by 54,000,000. After rounding the difference up or down as described in the second sentence of this Subsection III(B), the resulting amount divided by one million multiplied by one percent shall determine the amount of the Adjustment required in the percentage equity ownership in R+C and RWG. Accordingly, by way of illustration and not limitation, in the event the aggregate bank debt as of the date hereof is DM 55,000,000, then the Adjustment shall equal one (1%) percent (55,000,000 minus 54,000,000 divided by one million multiplied by one percent), such that the Buyer's percentage of the outstanding capital stock of R+C and RWG shall automatically be increased to 52% and the percentage of the outstanding capital stock owned in the aggregate by the Sellers shall be automatically decreased to 48%. Notwithstanding the foregoing, in no event shall the Buyer's equity percentage ownership in R+C and RWG decrease below 51%.


     C. Adjustment in Respect to R+C.
        ----------------------------

     1. In order to effect the Adjustment as described in Subsection III(B) above in respect to the capital stock of R+C, the Sellers each agree to sell and transfer (verkaufen und ubertragen) to the Buyer the following additional portions of their respective capital stock in R+C (the "Adjustment Interests") under the conditions precedent that (i) the Adjustment Audit is completed, (ii) the bank debt as of the date hereof is equal to the respective amount shown in the left column below, and (iii) each of the Sellers has received the notice from the Buyer described in Subsection III(E)(2) hereunder:

================================================================================
Condition         Amount of Bank         Amount of Additional Capital Stock in
- ---------         --------------         -------------------------------------
Precedent:  Debt as of the Date Hereof   R+C Transferred by Each of the Sellers
- ---------   --------------------------   --------------------------------------
- --------------------------------------------------------------------------------
DM 54,500,000 - DM 55,499,999            DM  26,900
- --------------------------------------------------------------------------------
DM 55,500,000 - DM 56,499,999            DM  53,800
- --------------------------------------------------------------------------------
DM 56,500,000 - DM 57,499,999            DM  80,700
- --------------------------------------------------------------------------------
DM 57,500,000 - DM 58,499,999            DM 107,600
- --------------------------------------------------------------------------------
DM 58,500,000 - DM 59,499,999            DM 134,500
- --------------------------------------------------------------------------------
DM 59,500,000 - DM 60,499,999            DM 161,400
- --------------------------------------------------------------------------------
DM 60,500,000 - DM 61,499,999            DM 188,300
- --------------------------------------------------------------------------------
DM 61,500,000 - DM 62,499,999            DM 215,200
- --------------------------------------------------------------------------------
DM 62,500,000 - DM 63,499,999            DM 242,100
- --------------------------------------------------------------------------------
DM 63,500,000 - DM 64,499,999            DM 269,000
- --------------------------------------------------------------------------------
DM 64,500,000 - DM 65,499,999            DM 295,900
- --------------------------------------------------------------------------------
DM 65,500,000 - DM 66,499,999            DM 322,800
- --------------------------------------------------------------------------------
DM 66,500,000 - DM 67,499,999            DM 349,700
- --------------------------------------------------------------------------------
DM 67,500,000 - DM 68,499,999            DM 376,600
- --------------------------------------------------------------------------------
DM 68,500,000 - DM 69,499,999            DM 403,500
- --------------------------------------------------------------------------------
DM 69,500,000 - DM 70,499,999            DM 430,400
- --------------------------------------------------------------------------------
DM 70,500,000 - DM 71,499,999            DM 457,300
================================================================================

     2. The Buyer shall assume the rights and obligations of the owner of the Adjustment Interests as of the time at which the acts provided for in Section
III. E.1 have occurred (schuldrechtliche Wirkung). However, the transfer of title (dingliche Ubertragung) in respect to the Adjustment Interests shall be subject to the condition precedent that the Buyer be registered in the Commercial Register with its increased capital stock in R+C.



     D.  Adjustment in Respect to RWG.
         ----------------------------

     1. In order to effect the Adjustment as described in Subsection III(B) above in respect to the capital stock of RWG, the Sellers agree to sell and transfer (verkaufen und ubertragen) to the Buyer, effective as of the date the acts provided for in Subsection III E 1 have occurred, the additional portions of their respective capital stock in RWG as shown in the right column below (the "Adjustment Shares") under the conditions precedent that (i) the Adjustment Audit is completed, (ii) the bank debt as of the date hereof is equal to the respective amount shown in the left column below, and (iii) each of the Sellers has received the notice from the Buyer described in Subsection III E 2 hereunder:

================================================================================
Condition    Amount of Bank Precedent:   Amount of Additional Capital Stock in
- ---------    -------------------------   -------------------------------------
  Debt as of the Date Hereof             RWG Transferred by Each of the Sellers/
  --------------------------             ---------------------------------------
                                         Amount of Capital Stock in RWG Remain-
                                         --------------------------------------
                                         ing with Each of the Sellers
                                         ----------------------------
- --------------------------------------------------------------------------------
DM 54,500,000 - DM 55,499,999            DM    900 / DM 43,200
- --------------------------------------------------------------------------------
DM 55,500,000 - DM 56,499,999            DM  1,800 / DM 42,300
- --------------------------------------------------------------------------------
DM 56,500,000 - DM 57,499,999            DM  2,700 / DM 41,400
- --------------------------------------------------------------------------------
DM 57,500,000 - DM 58,499,999            DM  3,600 / DM 40,500
- --------------------------------------------------------------------------------
DM 58,500,000 - DM 59,499,999            DM  4,500 / DM 39,600
- --------------------------------------------------------------------------------
DM 59,500,000 - DM 60,499,999            DM  5,400 / DM 38,700
- --------------------------------------------------------------------------------
DM 60,500,000 - DM 61,499,999            DM  6,300 / DM 37,800
- --------------------------------------------------------------------------------
DM 61,500,000 - DM 62,499,999            DM  7,200 / DM 36,900
- --------------------------------------------------------------------------------
DM 62,500,000 - DM 63,499,999            DM  8,100 / DM 36,000
- --------------------------------------------------------------------------------
DM 63,500,000 - DM 64,499,999            DM  9,000 / DM 35,100
- --------------------------------------------------------------------------------
DM 64,500,000 - DM 65,499,999            DM  9,900 / DM 34,200
- --------------------------------------------------------------------------------
DM 65,500,000 - DM 66,499,999            DM 10,800 / DM 33,300
- --------------------------------------------------------------------------------
DM 66,500,000 - DM 67,499,999            DM 11,700 / DM 32,400
- --------------------------------------------------------------------------------
DM 67,500,000 - DM 68,499,999            DM 12,600 / DM 31,500
- --------------------------------------------------------------------------------
DM 68,500,000 - DM 69,499,999            DM 13,500 / DM 30,600
- --------------------------------------------------------------------------------
DM 69,500,000 - DM 70,499,999            DM 14,400 / DM 29,700
- --------------------------------------------------------------------------------
DM 70,500,000 - DM 71,499,999            DM 15,300 / DM 28,800
================================================================================

     2. As soon as the Adjustment Audit is completed, the Sellers shall each split their respective shares (Teilung von Geschaftsanteilen) of RWG pursuant to Subsection III D 1 above and shall each transfer to the Buyer their respective new share in the amounts determined pursuant to Subsection III D 1 hereof.


     E. Transfer of Adjustment Equity Interests
        ---------------------------------------

     1. The Sellers, represented by the Buyer on the basis of the powers of attorney, described in Subsection III E 2 below, and the Buyer shall, as soon as the Adjustment Audit is completed, enter into a notarized agreement providing for the sale and transfer of the Adjustment Interests and the Adjustment Shares in the amounts determined pursuant to Subsections III C 1 and III D 1 hereof.

     2. Each of the Sellers hereby issues an irrevocable power of attorney to the Buyer, which authorizes the Buyer (i) to split the respective shares in RWG held by the Sellers as provided in Subsection III D 2 hereof, (ii) to sell and transfer, on behalf of each of the Sellers, without the restrictions imposed by
Section 181 of the German Civil Code, the Adjustment Shares and the Adjustment Interests to the Buyer, and (iii) to the extent required, to notify the competent Commercial Register of the transfers. The Buyer is authorized to delegate these powers of attorney further (Befugnis zur Erteilung von Untervollmachten). The Buyer and the individual(s) to whom he may have delegated the powers of attorney hereunder may only make use of these powers of attorney if the Buyer has first notified each of the Sellers in writing about the result of the Adjustment Audit and the amount of the Adjustment Interests and Adjustment Shares to be transferred to Buyer.


     F. Option to Re-Acquire
        --------------------

     In the event of an Adjustment hereunder, the Buyer shall grant to the Sellers an option to re-acquire such equity percentage in R+C and RWG which was decreased as a consequence of any such Adjustment. Such option shall be for a term of three years and may be exercisable from the date of grant of such option until the expiration date of such option. The exercise price of such option shall equal the amount the aggregate bank debt of R+C exceeded DM 54,500,000, as set forth above. Accordingly, the exercise price of the option shall equal the amount of the excess which required the Adjustment hereunder. The option exercise price shall be paid to the Buyer and/or its assignees or designees.

     IV.   Representations and Warranties by the Sellers.
           ---------------------------------------------

     The Sellers jointly and severally, as individuals and as owners, managers and/or employees of RWG and R+C, do hereby represent and warrant (garantieren selbststandig), as of the date hereof, as follows, except as set forth in the Disclosure Schedule attached hereto as Exhibit 1, and incorporated herein by
                                       ---------
reference. Each of the Sellers is responsible for the representations and warranties in this Agreement only to the extent he or she (i) had knowledge of the circumstances which make the representations and warranties untrue, or (ii) should have had knowledge of such circumstances after reasonable inquiry.


     A.   Authorization of Transaction.  The Sellers have full power and
          ----------------------------
authority to execute and deliver this Agreement and to perform their respective obligations hereunder, and to consummate the transactions contemplated hereunder. This Agreement constitutes a valid and legal obligation of the Sellers, enforceable in accordance with its terms and conditions.


     B.   Capitalization of R+C and RWG.  The equity ownership and the capital
          -----------------------------
structure of R+C and RWG is as set forth in Section B of the Disclosure
                                            ---------------------------
Schedule. Immediately prior to the date hereof, the Sellers own all of the
- --------
limited partnership interests in R+C and all of the shares in RWG, and as of the date hereof the Sellers will own forty-nine percent of all of the capital stock of R+C and RWG, and the Buyer will own the remaining fifty-one percent of the capital stock of R+C and RWG. The shares in RWG and the partnership interests in R+C are fully paid in and have not been depleted by disbursements. None of the partnership interests of R+C and none of the shares of RWG have been issued in violation of the preemptive rights of any person, and all taxes due with respect to the issuance and transfer of such partnership interests and shares, if any, have been paid. The Sellers each respectively represent that, except as disclosed in Section B of the Disclosure Schedule, he or she owns the limited
             ------------------------------------
partnership interests in R+C and the shares of RWG free and clear of any restrictions on transfer, claims, liens, encumbrances or charges, of any kind whatsoever, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities, and demands (collectively, the "Liens"). In addition, the Sellers each hereby represent and warrant, respectively, that to the best of their knowledge, all of the other Sellers own their respective limited partnership interests in R+C and their respective shares in RWG free and clear of any Liens. The Buyer shall acquire good and marketable title to the limited partnership interests of R+C and the capital stock of RWG being acquired hereunder, free and clear of all Liens. R+C, RWG and/or the Sellers are not a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any partnership interests of R+C or of any shares of RWG

(other than as provided in this Agreement). The Sellers, RWG and/or R+C are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any partnership interests of R+C or shares of RWG. In addition, the Sellers hereby acknowledge, represent, warrant and agree that as of the date hereof, no person, including any of the Sellers, are owed any cumulative dividends or distributions, accrued interest payment or other obligation in respect of their respective partnership interests in R+C or their respective shares in RWG, and no dividends, distributions, accrued interest payment or other obligation in respect of the partnership interests of R+C and in respect of the shares of RWG shall have accrued and/or become payable as of or subsequent to the date hereof.


     C.   Organization, Qualification, and Power of R+C.  R+C is a German
          ---------------------------------------------
limited partnership duly organized and validly existing under its jurisdiction of registration. R+C has the full power and authority to carry on the business in which it engages. Section C of the Disclosure Schedule lists the general and
                      ------------------------------------
limited partners of R+C as of the date hereof. The Sellers have delivered to the Buyer a correct and complete copy of the Partnership Agreement of R+C. R+C is not in default under or in violation of any provision of its Partnership Agreement.


     D.   Organization, Qualification, and Corporate Power of RWG.  RWG is a
          -------------------------------------------------------
German limited liability company duly organized and validly existing under its jurisdiction of registration. RWG has the full power and authority to carry on the business in which it engages. Section D of the Disclosure Schedule lists
                                   ------------------------------------
the shareholders of RWG as of the date hereof. The Sellers have delivered to the Buyer a correct and complete copy of the Articles of Association of RWG. RWG is not in default under or in violation of any provision of its Articles of Association.


     E.   The Sellers.  The Sellers are residents of Germany.  The Sellers
          -----------
hereby represent and warrant that they each are acquiring the Bush Shares for investment purposes only and without the intent toward the further sale and/or distribution thereof. The Sellers further represent and warrant that they each possess the sophistication, business acumen and ability to make an informed judgment, or have relied upon advisors who have the sophistication, business acumen and ability to make an informed judgment for said Sellers with respect to the acquisition of the Bush Shares hereunder and the transactions contemplated hereunder; and each of the Sellers further represents and warrants that he or she has received and reviewed the Annual Report on Form 10-K for Bush for the fiscal year ended December 31, 1996, the Quarterly Reports on Form 10-Q for Bush for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996, March 31, 1997 and the Proxy Statement for the Bush Annual Meeting held on May 1, 1997, and are aware of the business and financial condition of Bush, and have had the opportunity to ask questions and receive answers from the Bush management concerning the business and financial condition of Bush. The Sellers further represent and warrant, jointly and severally, that the Buyer is relying on the foregoing and on the other representations and warranties set forth herein to ensure compliance with applicable securities laws and regulations with respect to the transactions contemplated hereunder.


     F.  Business of RWG.  Since its incorporation, the business of RWG has been
         ---------------
limited to the management of R+C as its general partner. RWG engages in no business of its own and does not have any employees other than its Managing Directors (Geschaftsfuhrer).


     G.  Sellers' Rights and Claims.  The existing loans of any of the Sellers
         --------------------------
to R+C and/or RWG, and the amounts outstanding thereunder, are disclosed in Section G of the Disclosure Schedule. There are no loans by the Sellers to R+C
- ------------------------------------
and/or RWG in existence other than those disclosed in Section G of the
                                                      ----------------
Disclosure Schedule.  The employment, consulting or service agreements between
- -------------------
any of the Sellers, any member of their families, and Heinz Munck, on the one hand, and R+C and/or RWG, on the other hand, including their compensation thereunder, as well as any and all other benefits any of the Sellers, any members of their families, or Heinz Munck receives directly or indirectly from R+C and/or RWG, are disclosed in Section of G the Disclosure Schedule.
                                 ------------------------------------


     H.  Noncontravention.  Except as set forth in Section H of the Disclosure
         ----------------                          ---------------------------
Schedule, neither the execution and the delivery of this Agreement, nor the
- --------
consummation of the transactions contemplated hereby, will directly or indirectly (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Sellers, RWG and/or R+C is subject, or any provision of the partnership agreement of R+C, or the Articles of Association of RWG, as the same may have been amended, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, understanding, or mortgage for borrowed money, instrument of indebtedness, security interest, or any other arrangement to which any of R+C, RWG and/or the Sellers are a party or by which any are bound or to which any of their respective assets are subject. Except as set forth in Section H of the Disclosure Schedule, the Sellers are not required to
         ------------------------------------
give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or from any third party, in order for the parties to consummate the transactions contemplated by this Agreement. R+C have respectively been operated in conformity and in compliance with all applicable law and regulation, and R+C have obtained all required permits and licenses with respect thereto; and the transactions contemplated herein will not result in or otherwise adversely affect the ability of R+C and RWG to continue to carry on and conduct their respective businesses as currently being conducted.


     I.   Subsidiaries.  Except as otherwise set forth in Section I of the
          ------------                                    ----------------
Disclosure Schedule, the R+C and/or RWG do not have any direct or indirect
- -------------------
beneficial ownership in, and do not control, directly or indirectly, any corporation, partnership, association or other business entity or venture. In addition, except as set forth in Section I of the Disclosure Schedule, the
                                 ------------------------------------
Sellers, jointly and severally, represent that the Sellers, jointly or severally, do not have any direct or indirect beneficial ownership in, and do not control, directly or indirectly, any corporation, partnership, association or other business entity or venture relating to, directly or indirectly, the furniture industry or the business being conducted by R+C.


     J.  Financial Statements.  The Sellers have delivered to the Buyer complete
         --------------------
and correct copies of the audited consolidated financial statements of R+C (including RWG) for the fiscal years ended December 31, 1996, the audited financial statements of R+C, RKG, TKG, AKG, RMV, RWG and MMG for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994, and the unaudited summary financial statements for the three months ended March 31, 1997, the four months and one month ended April 30, 1997, and the five months and one month ended May 31, 1997 (such statements shall be hereinafter collectively referred to as the "Financial Statements"). The Financial Statements have and will be prepared in accordance with German generally accepted accounting principles, applied on a consistent basis throughout the periods covered thereby, are correct and complete and, except as set forth in the Financial Statements or the notes thereto, are consistent in all material respects with the books and records of the entities to which they relate, and fairly represent the financial condition of the entities to which they relate.


     K.   Events Subsequent to Most Recent Fiscal Year-End.  Since the fiscal
          ------------------------------------------------
year ended December 31, 1996, there has not been any adverse change in the assets, liabilities, business, financial condition, operations, result of operations, or future prospects of R+C and/or RWG, except as otherwise set forth in Section K of the Disclosure Schedule or in the Financial Statements. Without
   ------------------------------------
limiting the generality of the foregoing, since that date, and except as otherwise set forth in Section K of the Disclosure Schedule, or in the Financial
                       ------------------------------------
Statements:

          1. R+C and/or RWG have not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for full and fair consideration in the ordinary course of business;

          2. R+C and/or RWG have not entered into any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses or sublicenses) outside of the ordinary course of business, and which contracts, leases, subleases, licenses or sublicenses are set forth in Section K of the Disclosure Schedule;
   ------------------------------------

          3. R+C and/or RWG have not imposed any security interests upon any of its assets, tangible or intangible;

          4. R+C and/or RWG have not made any capital expenditures (or series of related capital expenditures) outside of the ordinary course of business in excess of DM 25,000 (Twenty-five Thousand Deutsche Marks);

          5. R+C and/or RWG have not created, incurred, assumed or guaranteed any indebtedness for borrowed money outside the ordinary course of business;

          6. R+C and/or RWG have not canceled, compromised, waived or released any material right or material claim (or a series of related rights and claims) outside the ordinary course of business, including without limitation, R+C and/or RWG have not written off any accounts receivables;

          7. There have been no changes made or authorized in the Articles of Association or Partnership Agreement, respectively, as amended, of R+C and/or RWG;

          8. R+C and/or RWG have not issued, granted, sold, or otherwise disposed of any of its shares or partnership interests, or issued or granted any options, or obtained (including upon conversion or exercise) any of its shares of capital stock or partnership interests or redeemed any shares of capital stock or partnership interests;

          9. R+C and/or RWG have not made any loan to, or entered into any other transaction with, any of its managing directors, shareholders, partners and employees outside the ordinary course of business; and/or

          10. There has not been any occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving R+C and/or RWG and their properties or their assets.


     L.   Undisclosed Liabilities.  Neither of R+C and RWG has any liability
          -----------------------
(whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes (hereinafter "Liability"), which has not been disclosed on the Financial Statements, and except for Liabilities which have arisen after the three month period ended March 31, 1997 in the ordinary course of business. Other than notary and filing fees, and other than liabilities assumed from the merged entities and disclosed in the Financial Statements or the Disclosure Schedule, no liabilities have been incurred by R+C and RWG as a result of the Merger.


          M.   Tax Matters.  All tax returns required to be filed by or on
               -----------
behalf of R+C and/or RWG have been timely filed, or requests for extensions have been timely filed, and granted, and all returns filed are complete and accurate in all material respects. All taxes shown on filed returns have been paid. Except as disclosed in Section M of the Disclosure Schedule, neither R+C nor RWG
                       ------------------------------------
is the beneficiary of any extension of time within which to file any report and return. As of the date hereof, there is no deficiency or refund litigation, matter in controversy, or audit examination with respect to any taxes that might result in a determination adverse to R+C and/or RWG, except as reserved in the Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid. R+C and/or RWG have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. To the extent any taxes are due from or, for any periods through and including March 31, 1997, adequate provision has been made for the payment of such taxes by establishing appropriate liability accounts on the Financial Statements. To the extent that any taxes may be due from or assessed against R+C and/or RWG for the period from April 1, 1997 through the date hereof, adequate provisions have been made for the payment of such taxes by establishing appropriate liability accounts on the financial statements of R+C and/or RWG, and which have been disclosed to the Buyer in writing prior to the date hereof. R+C and/or RWG have withheld and paid all taxes required to have been withheld and paid in connection with the amounts paid or owing to any employee, creditor, independent contractor or other third-party.


          N.   Employment Contracts and Employee Benefit Plans.  A complete and
               -----------------------------------------------
current set of collective bargaining agreements to which R+C and/or RWG are bound has been delivered to the Buyer. There are no pension, retirement, stock purchase, stock bonuses, stock ownership, stock option, major medical, disability, hospitalization, insurance, savings or profit sharing plans, any employment agreement without a right by the employer to an orderly termination (kein Ausschluss des ordentlichen Kundigungsrechts), deferred compensation, consultant, bonus, shop (Betriebsvereinbarung) or collective bargaining agreement, or group insurance contract or any other incentive, welfare or employee benefit plan, policy, agreement, commitment, arrangement, or practice (betriebliche Ubung) maintained by R+C and/or RWG for any of their respective employees or former employees, except as disclosed in Section N of the
                                                      ----------------
Disclosure Schedule.
- -------------------


          O.   Legal and Other Proceedings.
               ---------------------------

Neither the Sellers nor either of R+C or RWG is a party to any pending or, threatened claim, action, suit, investigation, arbitration or proceeding, or is subject to any order, judgment or decree that is reasonably expected to have, either individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), earnings or results of operations of R+C and/or RWG, except as set forth in Section O of the Disclosure Schedule. None
                                   ------------------------------------
of R+C and RWG and none of the Sellers, as of the date hereof, are a party to or subject to any enforcement action instituted by, any agreement or memorandum of understanding with, any governmental authority restricting their operations or requiring that actions be taken, and no such governmental authority has threatened any such action, memorandum or order against any of R+C, RWG and/or the Sellers, and none of R+C, RWG and/or the Sellers have received any report of examination from any regulatory agency which requires that they address any problem or take any action which has not already been addressed or taken in a manner satisfactory to the regulatory agency.


          P.   Affiliate Loans; Conflicts of Interest.  Section P of the
               --------------------------------------   ----------------
Disclosure Schedule lists the amounts of, and all material information relating
- -------------------
to, any indebtedness or other obligations, liabilities or commitments (fixed or contingent and direct or indirect) existing on the date hereof to R+C and/or RWG from any of the partners, shareholders, members of the Beirat or managing directors of R+C and/or RWG or any member of their respective immediate families (consisting of their spouse and children), any trust of which such person is a trustee or beneficiary, or any corporation or other business entity of which any such person has control. In addition, and except as set forth in Section P of
                                                                 ------------
the Disclosure Schedule, none of the Sellers or members of their immediate
- -----------------------
families is engaged in business, directly or indirectly, with any entity or person who is engaged, directly or indirectly, in business with R+C and/or RWG.


          Q.   Investment Portfolios.  All investment securities held by R+C
               ---------------------
and/or RWG are for their own account, respectively, as reflected in the latest balance sheet of such entities included in the Financial Statements, are carried in accordance with generally accepted accounting principles consistently applied and are listed in Section Q of the Disclosure Schedule.
                  ------------------------------------


          R.   Properties.  Except as shown on the Land Register Excerpts dated
               ----------
February 25, 1997 and dated March 4, 1997 delivered by the Sellers to the Buyer, and except as otherwise set forth in Section R of the Disclosure Schedule, R+C
                                     ------------------------------------
and/or RWG have good title, free and clear of all liens, encumbrances, charges, defaults or equities of whatever character to all of its property, real and personal, and other material properties and assets, tangible or intangible, respectively owned by such entities, including those reflected in the Financial Statements, except the property and assets disposed of in the ordinary course of business and for full and fair value. All material leases or material subleases to which R+C and/or RWG are a party are valid and enforceable in accordance with their terms. R+C and/or RWG are the lessee or the sublessee in possession under each such lease or sublease. All rentals due under each such lease or sublease have been paid, and there are no material defaults under any such lease or sublease or any event or condition which, with the giving of notice, lapse of time or occurrence of any further event or condition, would become a material default under any such lease or sublease. Section R of
                                                                  ------------
the Disclosure Schedule lists and describes all material leases or subleases.
- -----------------------
True, complete and correct copies of all such leases have been delivered to the Buyer prior to the date hereof. Section R of the Disclosure Schedule contains a
                                ------------------------------------
complete list of all real estate owned by R+C and/or RWG.


          S.   Legal Compliance.  Except as disclosed in Sections S and Z of the
               ----------------                          -----------------------
Disclosure Schedule, R+C and RWG possess all licenses and permits necessary to
- -------------------
carry on their respective businesses.  In addition:

               1. R+C and RWG are in compliance in all material respects with all laws, regulations, reporting and licensing requirements and orders applicable to their respective businesses or any of their respective employees;

               2. R+C and RWG are in compliance in all material respects with all applicable employment laws and regulations applicable to their respective businesses or any of their respective employees; and

               3.  Except as reflected in Section S of the Disclosure Schedule,
                                          ------------------------------------
     R+C and/or RWG have not received notification from any agency or department of any government or any regulatory authority or the staff thereof asserting that R+C and/or RWG are not in material compliance with or has violated any of the statutes, regulations or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization of R+C and/or RWG; and neither R+C nor RWG are subject to any material agreement or consent decree with any regulatory authority arising out of previously asserted violations with respect to R+C's and/or RWG's assets or businesses;

               4. R+C and/or RWG have filed in a timely manner all reports, documents and other materials they were required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws (including rules and regulations thereunder);

               5. R+C and RWG have possession of all records and documents they were required to retain under all applicable laws (including rules and regulations thereunder); and

               6. All of the transactions contemplated herein will not violate or contravene any of such licenses, permits or applicable laws, or regulations.

          T.   Contracts.  Section T of the Disclosure Schedule lists all
               ---------   ------------------------------------
material contracts, including, without limitation, all marketing contracts and/or lease agreements, written or oral, except purchase orders entered into in the ordinary course of business (and which do not provide for any penalties if not adhered to, including without limitation, due to inability to timely deliver product or quality control problems), to which R+C and/or RWG are a party or with respect to which either of or both of R+C and RWG are bound. As of the date hereof, and except as set forth in Section T of the Disclosure Schedule, neither
                                   ------------------------------------
R+C nor RWG are a party to, bound by, or receives benefits under (a) any agreement, arrangement or commitment that is material to the financial condition or results of operations of R+C and/or RWG, except those entered into in the ordinary course of business or cancelable by either of R+C or RWG without penalty; (b) any agreement, arrangement or commitment relating to the employment, election or retention in office of any employee, partner, shareholder, member of the Beirat or managing director of R+C or RWG, including, without limitation, any agreement, arrangement or commitment with any consultant or former employee, former consultant, or former managing director of R+C and/or RWG; (c) any contract, agreement or understanding, including any shop agreements, with any labor union or with any collective bargaining agent; (d) any bonus, deferred compensation, profit sharing, pension, retirement, stock option, stock purchase, hospitalization, insurance or other plans or arrangements providing employee benefits; (e) any material leases with respect to any property, real or personal, whether as landlord or tenant; (f) any dealers, manufacturer's representative or distributor's agreements which are not terminable by R+C or RWG on 60 days' or less notice; (g) any contracts or commitments made in the ordinary course of business for the purchase of materials or supplies or the performance of services for delivery or performance over a period of more than 45 days from the date hereof; (h) any non-cancelable contracts substantial in nature granting rights to, or sale or lease of, products or services for delivery or use over a period of more than 90 days from the date hereof; or (i) any contracts continuing over a period of more than three months from their respective dates. None of the material contracts contravene or infringe in a material way upon any other contracts and/or agreements entered into or with respect to which R+C or RWG may be bound.


          U.   Subsequent Events.  Except as reflected in Section K of the
               -----------------                          ----------------
Disclosure Schedule, since January 1, 1997, R+C and/or RWG have not respectively
- -------------------
(i) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities in the ordinary course of business, obligations under documents referred to in the Disclosure Schedule and obligations under this Agreement; (ii) discharged or satisfied any lien or encumbrance, or paid any obligations or liabilities (fixed or contingent), other than current liabilities included in its balance sheet as of December 31, 1996, current liabilities incurred since that date in the ordinary course of business, liabilities incurred in carrying out the transactions contemplated by this

Agreement, and obligations or liabilities under contracts, leases or documents referred to in the Disclosure Schedule; (iii) declared or made any payment or distribution or purchased or redeemed any shares of its capital stock and/or partnership interests, except as otherwise provided herein; (iv) made any general wage or salary increase not reflected in Section K of the Disclosure
                                                 ---------------------------
Schedule or entered into any employment contract for a fixed term with any
- --------
managing director or salaried employee, except as noted in Section K of the
                                                           ----------------
Disclosure Schedule; (v) mortgaged, pledged or subjected to lien or any other
- -------------------
encumbrance any of its assets, tangible or intangible; (vi) sold, assigned, or transferred or granted rights under any patents, trademarks, trade names, copyrights, licenses or other intangible assets, except in each case in the ordinary course of business; (vii) waived any rights of substantial value or
(viii) entered into any material transaction other than in the ordinary course of business, except those documents which are referred to in Section K of the
                                                             ----------------
Disclosure Schedule. Except as reflected in Section K of the Disclosure
- -------------------                         ---------------------------
Schedule, neither R+C nor RWG are in material default under any material
- --------
contract, agreement, commitment, loan, lease, or insurance policy to which they respectively are a party or by which their respective assets, business or operations are bound, and there has not occurred any event which, with the lapse of time or the giving of notice or both, would constitute such a default.


          V.   Insurance.  Section V of the Disclosure Schedule contains a
               ---------   ------------------------------------
complete and correct list of all insurance policies of R+C and/or RWG, including the premiums therefor. All premiums due on such policies have been paid prior to expiration of any applicable grace period and all such policies are valid, enforceable and in full force and effect, and R+C and/or RWG have not received any notice of premium increases from the premiums listed in Section V of the
                                                            ----------------
Disclosure Schedule, or notice of cancellations of any said policies.  The
- -------------------
Sellers have no reason to believe that any of R+C's and RWG's insurance and bond coverage will not be renewed by its carriers on substantially the same terms as the existing coverage.


          W.   Books of Account.  The books of account and other records of all
               ----------------
of R+C and RWG are complete and correct in all material respects and accurately present and reflect all of the material transactions entered into by R+C and/or RWG or to which R+C and/or RWG is a party. Except with respect to the loans with R+C's and/or RWG's lenders, the Sellers do not have any knowledge of any condition which would have a material adverse effect upon R+C's and/or RWG's business or prevent such business from being carried on in substantially the same manner in which it is presently carried on.


          X.   No Misrepresentations.  None of the information contained in the
               ---------------------
representations and warranties set forth in this Agreement, or in any of the documents delivered or to be delivered to any party prior to or after the execution hereof as set forth in any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.


          Y.   Guarantees.  None of R+C, RWG and/or any of the Sellers are a
               ----------
guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other person or entity with respect to R+C and/or RWG, except as otherwise disclosed in Section Y of the Disclosure Schedule.
                                 ------------------------------------

          Z.   Environmental, Health, and Safety.    R+C and RWG have complied
               ---------------------------------
with all applicable material laws (including all rules and regulations) concerning the environment and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against, or sent to R+C and/or RWG alleging any failure to comply with any such law or regulation for which the requisite remedial action has not been taken. Except as set forth in Section Z of the Disclosure Schedule, no government or
                       ------------------------------------
agency or regulatory body or third party has recommended, demanded, or notified R+C and/or RWG that any remedial environmental measures must be taken to ensure compliance by R+C and/or RWG with any applicable environmental law, rule, and/or regulation which has not already been taken. In addition, except as set forth in Section Z of the Disclosure Schedule, the Sellers have no knowledge of any
- ------------------------------------
hazardous material discharge, hazardous waste, or hazardous environmental condition created, incurred, or acquiesced in by R+C and/or RWG, for which remedial action by R+C and/or RWG will be required. In the event any such requisite remedial action was required to be taken hereunder and except as set forth herein, such action was properly taken to comply and conform with any such law or regulation.

          AA.   Government Officers.  None of the Sellers, R+C nor RWG have
                -------------------
respectively offered, paid, or agreed to pay to any person or entity, including, without limitation, any governmental official, directly or indirectly, any money or thing of value for the purpose or with the intent of obtaining or maintaining business for R+C and/or RWG, or otherwise affecting its business, operations, prospects, properties, assets or condition (financial or otherwise) which is in violation of any law or governmental rule or regulation or is not properly and correctly recorded or disclosed on the books and records of R+C and/or RWG.

          BB.   Local Ordinances.  R+C and RWG are in substantial compliance
                ----------------
with all rules, regulations, statutes and ordinances of all applicable governmental bureaus and agencies, including, without limitation, applicable zoning and environmental rules, regulations, statutes and ordinances, a violation of which would have a material adverse effect on the business or financial condition of R+C and/or RWG.

          CC.   Accounts Receivables; Inventory.  Except as reflected in Section
                -------------------------------                          -------
AC of the Disclosure Schedule, all of R+C's and
- -----------------------------

RWG's accounts receivables on a consolidated basis are bona-fide accounts receivables and, since January 1, 1997, have not been diminished in any manner other than by cash collections and write-offs in the ordinary course of business, or except as otherwise disclosed to the Buyer in writing prior to the date hereof. In addition, the inventory of R+C and RWG, as set forth on the Financial Statements and in the unaudited inventory report of R+C and RWG as of April 30, 1997, represents bona fide inventory and, since January 1, 1997, has not been diminished in any manner other than the sale in the ordinary course of business, except as otherwise set forth in Section AC of the Disclosure
                                           ----------------------------
Schedule. Except as reflected in Section AC of the Disclosure Schedule, said
- --------                         -------------------------------------
inventory, as reflected on the Financial Statements, does not include any material amount of inventory that is obsolete.

          DD.   Patents.  R+C owns or possesses rights to use the patents,
                -------
copyrights, trademarks and trade names set forth in Section AD of the Disclosure
                                                    ----------------------------
Schedule.  R+C and/or RWG have not now or in the past violated or infringed any
- --------
patent, copyright, trademark, trade name or other proprietary rights of a third party, except as disclosed in Section AD of the Disclosure Schedule.
                              -------------------------------------

          EE.   Customer Relationships.  Except as set forth in Section AE of
                -----------------------                         -------------
the Disclosure Schedule, the relationships between R+C with their respective
- -----------------------
customers, vendors, suppliers, and/or employees are in all material respects satisfactory, and to the best knowledge of the Sellers, the Sellers believe that the consummation of the transactions contemplated herein will not have any material adverse effect upon any of such relationships.

          FF.   Warranties.  Except as set forth on the Financial Statements,
                ----------
R+C and/or RWG have not issued, granted, and/or extended any warranties with respect to any products and/or services offered, sold, manufactured, or supplied by such entities. With respect to any warranties so issued, granted and/or extended, and except as set forth in Section AF of the Disclosure Schedule, R+C
                                     -------------------------------------
and/or RWG have not received any notice of claim or threatened claim, and no claim has been made, threatened, or is pending with respect to any such warranty.

          AG.  Spousal Consent.  The spouses of the Sellers have agreed to the
               ---------------
sale by the Sellers of the partnership interests in R+C and the shares in RWG as provided herein.


          V.   Representations and Warranties of the Buyer and Bush.
               ----------------------------------------------------

          The Buyer and Bush hereby represent and warrant (garantiert selbststandig), as of the date hereof, as follows:

          A.   Organization of the Buyer and Bush.  The Buyer is a limited
               ----------------------------------
liability company duly organized and validly existing under the laws of the Federal Republic of Germany. Bush is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          B.   Authorization of Transaction.  The Buyer and Bush have the full
               ----------------------------
power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Buyer and Bush, enforceable in accordance with its terms and conditions. All corporate and other actions required to be taken by the Buyer and Bush to authorize the execution, delivery and performance of this Agreement have been duly and properly taken.


          C.   Noncontravention.  To the best of the Buyer's and Bush's
               ----------------
knowledge, neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer and Bush is subject or (b) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, or mortgage for borrowed money, instrument of indebtedness, security interest, or any other arrangement to which the Buyer and Bush are a party or by which it is bound or to which any of its assets are subject. Notwithstanding the foregoing, the parties hereto hereby acknowledge that the consent of Bush's lenders is required prior to the consummation of the transactions contemplated herein.


          D.   Bush Shares.  The Bush Shares to be issued to the Sellers as
               -----------
part of the Purchase Price will upon issuance be duly authorized, validly issued and outstanding, fully paid and non-assessable and, except for restrictions imposed by the Escrow Agreement and applicable securities laws, will be free and clear of any restrictions on transfer, claims, liens, encumbrances or changes of any kind whatsoever, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities, and demands.


          VI.   Covenants to Survive the Date Hereof.
                ------------------------------------

          All covenants, agreements, representations and warranties (selbstandige Garantieversprechen) made hereunder as of the date hereof in accordance with the terms of this Agreement shall be deemed to be material and to have been relied upon by the party to whom such covenants, agreements, representations and warranties were made, notwithstanding any investigation heretofore or hereafter made by the Buyer and/or the Sellers or on their respective behalf and shall survive the date hereof.



          VII.   Post-Execution Covenants.
                 ------------------------

          The parties agree as follows with respect to the period following the date hereof:

          A.   General.  In case at any time after the date hereof any further
               -------
action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents, the notification of third parties, and the obtaining of required third-party consents) as any other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification under this Agreement).


          B.   Post-Merger Filing.  After the date hereof, the Sellers and the
               ------------------
Buyer shall jointly prepare a notification (Anzeige) to the German Federal Cartel Office regarding the acquisitions under this Agreement. The cost of the notification shall be borne one half by the Buyer and one half by the Sellers.


          C.   Credit Line.  After the date hereof, the Sellers and the Buyer
               -----------
shall cause R+C and/or RWG to take all actions required to effect (i) the issuance of the Credit Line to R+C, (ii) to the extent desired, the repayment of the existing loans and obligations of R+C to banks, (iii) the release of the security interests by R+C and RWG to such banks, and (iv) the establishment of similar security interests to secure R+C's obligation to Bush under the Credit Line. For this purpose, the Sellers and the Buyer shall cause R+C and/or RWG to execute, file and/or deliver all documents required to achieve the goals described in the preceding sentence, including, but not limited to, a loan agreement with Bush, a joinder agreement with Chase Manhattan Bank, and documents required to establish security interests in favor of Bush or the Buyer.


          D.  Registrations.  After the date hereof, the Sellers and the Buyer
              -------------
shall cause R+C and/or RWG to take all actions required to reflect the Merger and the change of name of RWG and R+C in public registers, such as the Commercial Register and the Land Register.


          E.  Horste Veneer Facility.  R+C shall sell its veneer facility
              ----------------------
located in Horste to RKH Furnierwerk GmbH, a German limited liability company whose sole shareholder is Wilfried Rohr (the "Horste Sale"). The sale shall cover only assets and liabilities which belong to the former veneer business of RKG. Since December 31, 1996, R+C has not (i) satisfied claims attributable to the veneer facility other than in the ordinary course of business, and (ii) has not made acquisitions attributable to the veneer facility other than in the ordinary course of business.


          F. In the course of the Buyer's due diligence of the facilities of R+C, the Buyer has uncovered the environmental problems listed in Section Z of
                                                                  ------------
the Disclosure Schedule (the "Environmental Problems"). The Sellers shall pay an
- -----------------------
amount equal to R+C's remediation costs in excess of DM 1,000,000 related to such Environmental Problems by transferring to the Buyer and/or Bush any profits to which each of them may become entitled in the future as limited partners of R+C until an amount equal to R+C's remediation costs in excess of DM 1,000,000 has been paid.


          G. The Sellers and the Buyer shall cause R+C to prepare the Execution Date Balance Sheet as defined in Subsection I B 4 hereof.

          H. The Sellers shall not pledge or otherwise encumber their partnership interests in R+C and their shares in RWG for a time period of six months from the completion of the Execution Date Balance Sheet.


          I. The Sellers and the Buyer shall implement the corporate governance measures more closely described in Section X hereof.


          J. The Sellers shall not use the "Rohr" name in the lines of business in which R+C and/or RWG and/or any present or future affiliates are active.


          VIII.    Indemnification.
                   ---------------

          A. The Sellers, jointly and severally, hereby agree to indemnify and hold harmless the Buyer, Bush and their successors and assigns from and against and in respect of:

          1. any and all claims against, losses by, and damages to (including reasonable attorney's fees and court costs) the Buyer, Bush, R+C and RWG, resulting from any misrepresentation, breach of warranty (selbstandiges Garantieversprechen) or non-fulfillment of any agreement on the part of any of the Sellers under this Agreement or any instrument or document delivered to the Buyer or Bush pursuant hereto;

          2. any and all liabilities or obligations, including assessments against or tax liabilities, of R+C and/or RWG existing as of and/or arising as of or prior to the date hereof, of any nature, whether accrued, absolute, contingent or otherwise, and whether asserted before or after the date hereof, except as disclosed in this Agreement or the Schedules hereto or the Financial Statements, including reasonable attorney's fees and court costs. Notwithstanding anything contained herein to the contrary, and irrespective of disclosure in this Agreement and the Schedules hereto, with respect to any existing litigation to which R+C and/or RWG is a party, the Sellers shall not be relieved and/or released of any obligation to indemnify the Buyer and/or Bush and its successors and assigns, and such obligation shall not terminate irrespective of any other provision contained hereinafter. The liability of the Sellers under the preceding sentence shall be limited, however, to the excess of the aggregate amounts payable by R+C and/or RWG as the result of such litigation over the sum of (i) the aggregate amount of the accruals therefor as reflected on the Financial Statements of R+C and RWG and (ii) DM 100,000 (one hundred thousand Deutsche Mark) (the "Basket"). Notwithstanding the above, there shall be no liability of the Sellers under the preceding sentences for litigation by employees or former employees of R+C and/or RWG in the ordinary course of business with the exception of litigation described in Subsection VIII A 3 below, and such employee litigation shall not be taken into account in the calculation of the thresholds above;

          3. any and all claims against, losses by and damages to (including reasonable attorney's fees and court costs) the Buyer, Bush, R+C and/or RWG resulting from employee matters in connection with the Horste Sale.


          B. The Sellers have delivered to Bush a statement concerning the inability of the Sellers to personally satisfy sizable indemnification claims of Buyer or Bush hereunder. In reliance on the truthfulness of such statement, the Buyer and Bush hereby agree that, in the event of any indemnification required hereunder by the Sellers that is not the result of fraudulent behavior on the part of the Sellers, the extent of any such indemnification shall be limited to the value of (i) the Bush Shares held in escrow hereunder and (ii) the capital stock of R+C and RWG still owned by the Sellers after having given effect to the transfers of capital stock provided for in Section I of this Agreement. The Sellers shall indemnify the Buyer and Bush by transferring Bush Shares in the amount of the Buyer's or Bush's indemnification claim hereunder, and, if the Bush Shares do not fully satisfy such indemnification claim, by transferring capital stock in R+C and RWG. The value of the capital stock of R+C and RWG shall be determined on the basis of the then book value of R+C and RWG as of the date the obligation to indemnify hereunder arises, and after giving effect to the claim or matter which gave rise to the indemnification. Notwithstanding anything contained herein to the contrary, there shall be no limit on the amount of indemnification required hereunder in the event such indemnification is based on fraudulent behavior on the part of the Sellers.

          C. If any claim is hereafter made against a party to this Agreement by a third party which if valid and satisfied would result in a right to indemnification under this Section (herein called the "Loss"), the party entitled to indemnity (the "Indemnified Party") shall promptly after receipt of such notice of a potential Loss give written notice to the party required to provide indemnity (the "Indemnifying Party") stating in reasonable detail the nature and amount of the claim and providing a copy of the complaint or other documents asserting the claim (the "Claim Notice"); provided, however, that no
                                                    --------  -------
delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party of any obligation or liability hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. Within twenty (20) days after giving of the Claim Notice, the Indemnifying Party shall give written notice to the Indemnified Party as to whether it elects to contest such claim at its own expense; provided, however,
                                                            --------  -------
during the interim the Indemnified Party shall take any action with respect to such claim which is necessary to protect against further damage or default, including, without limitation, the filing of an answer to any such complaint. If the Indemnifying Party does not undertake the defense of such claim, the Indemnified Party shall have the discretion to satisfy, compromise, arbitrate or otherwise deal with such claim as, in its good faith discretion, it deems appropriate. At the request of the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of any claim, provided that the Indemnifying Party has assumed the defense of such claim in accordance with the preceding sentence and that all reasonable costs of the Indemnified Party shall be reimbursed by the Indemnifying Party. The Indemnified Party shall have the right to offset any obligation of the Indemnified Party to the Indemnifying Party against any indemnity payable under this Section VIII, provided that the obligations set forth in this Section VIII are materially complied with by the Indemnified Party. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for all of the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest). The Indemnified Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party or the Indemnified Party, respectively (not to be withheld unreasonably).

          If any claim for indemnification arises out of a claim by the Indemnified Party rather than a third party claim, it shall notify the Indemnifying Party of the nature and, to the extent feasible, of the amount of the loss suffered or that may be suffered (the "Claim Notification"). The Indemnifying Party shall have twenty (20) days from the Indemnified Party's Claim Notification to notify the Indemnified Party of the Indemnifying Party's objection to the nature or amount of the proposed claim for indemnification, specifying the ground for such objection. If no such notice of objection is timely given by the Indemnifying Party, the Indemnified Party shall be entitled to indemnification hereunder. If objection is timely given, the dispute shall be resolved by agreement of the Indemnified Party and the Indemnifying Party, or, if no agreement can be promptly reached, through arbitration pursuant to Subsection XI(M) hereof.

          Notwithstanding anything contained herein to the contrary, in the event and to the extent any of the procedures herein relating to indemnification are inconsistent with the procedures set forth in the Escrow Agreement (as defined in Subsection IX(A) below) entered into as of the same date herewith, the procedures set forth in said Escrow Agreement shall govern.


          D. Indemnification rights hereunder shall terminate upon the later of three (3) years from the date hereof or the applicable statute of limitations period relative to any such claim.


          E. Except as otherwise required under the terms of this Agreement, and except for any amounts required to be paid where the Basket is applicable, the Sellers shall not be obligated to pay any amounts for indemnification until the aggregate amount of such claims exceeds DM 25,000. Notwithstanding the foregoing, the DM 25,000 threshold shall not be applicable to any claims arising from or resulting from fraudulent acts or omissions on the part of the Sellers.



          IX.   Escrow of the Bush Shares.
                -------------------------

          A. Notwithstanding anything contained herein to the contrary, the parties hereto hereby agree that the Bush Shares to be issued as of the date hereof to the Sellers shall be delivered to Akerman, Senterfitt & Eidson, P.A. (the "Escrow Agent"), in accordance with the terms and conditions of that certain escrow agreement which shall be entered into as of the date hereof (the "Escrow Agreement"). All of said Bush Shares are to be held in escrow as security for any payments due to the Buyer or Bush by the Sellers under the indemnification provisions of this Agreement, provided such escrow shall not be construed as a measure of any limitation of damages. The Bush Shares shall be released to the Sellers as provided below.


          B. Upon the third anniversary of the date hereof, the Escrow Agent shall release to the Sellers all of the Bush Shares held and placed in escrow by the Sellers as of the date hereof, provided there are no unsatisfied or unresolved claims for indemnification against the Sellers of which the Escrow Agent has received notice. If there is any unsatisfied or unresolved claim for indemnification of the Buyer against the Sellers, as provided above, then the Escrow Agent shall not make the distributions described above, to the extent that the Escrow Agent, in its reasonable judgment based on the written notice it has received of the nature and amount of any such claim, believes such distribution would leave an insufficient amount in escrow to fully satisfy the unsatisfied or unresolved claims. Notwithstanding anything contained herein to the contrary, the parties hereto hereby agree that the Sellers cannot sell or otherwise dispose of the Bush Shares, other than to the Buyer or Bush, as provided above, for the three years from the date hereof.

          C. The Escrow Agent shall make such determination as to the sufficiency of the Bush Shares to remain in escrow, based upon the then value of the Bush Shares, which shall be valued based upon the average of the closing price of Bush Class A Common Stock, for the five (5) trading days immediately preceding the date of said anticipated distribution to the Sellers from the Escrow Agent, as reported on the New York Stock Exchange, or if such shares of the Bush Class A Common Stock are not so reported on the New York Stock Exchange, then on such exchange or inter-dealer quotation system where such shares are then so traded.


          D. In the event that the Buyer or Bush contends that it is entitled to indemnification from the Sellers pursuant to the indemnification provisions of this Agreement, the Escrow Agent shall disburse the Bush Shares from the escrow account upon receipt of evidence of the amount of such damage or loss, evidence that the Buyer or Bush gave the required notice to the Sellers of the loss and receipt by the Escrow Agent of an affidavit from the Buyer and Bush, or written confirmation from the Sellers that no notice of objection was given by the Sellers to the payment or disbursement. If no notice of objection is received by the Buyer within fifteen (15) days from the date said notice is deemed to have been given hereunder, the parties hereto to which said notice was given shall be deemed not to have objected. If, however, notice of objection was given, the Escrow Agent shall retain the disputed portion in the escrow account until it receives written notice from the Buyer, Bush and the Sellers that the dispute has been resolved, or until entry of a final judgment in the matter by a court from which no further appeal can be taken or entry of a binding arbitration order from which no further appeal can be taken, and the Escrow Agent shall thereupon make distribution of the disputed amount in accordance with the signed agreement or order and with the provisions of this Agreement and the Escrow Agreement. Any notice from the Buyer or Bush to the Escrow Agent shall also be given by the Buyer or Bush to the Sellers. To the extent possible, the Escrow Agent shall pay any indemnification obligation of the Sellers pro rata from the Sellers' escrowed Bush Shares.


          E. The Sellers hereby acknowledge and agree that the Bush Shares are being held in escrow to in part secure the indemnification provisions set forth herein. Accordingly, the Sellers hereby agree, represent and warrant that they will not encumber, pledge, hypothecate or otherwise cause any lien or charge, of any nature whatsoever, to be placed on or against any of the Bush Shares (or cash held by the Escrow Agent), by any person.


          F. In the event of any release of the Bush Shares pursuant to the terms of the Escrow Agreement due to any claim under this Agreement or otherwise, as provided under the terms of the Escrow Agreement and/or this Agreement, the Bush Shares will be valued based upon the market price of the Class A Common Stock of Bush as of the close of business on the business day immediately preceding the date of release or disbursement of the Bush Shares. The market value shall be the closing price of the Bush Class A Common Stock, as reported on the New York Stock Exchange, or if such shares of Bush Class A Common Stock are not so reported on the New York Stock Exchange, then on such Exchange or inter-dealer quotation system where such shares are then traded. In the event the Bush Shares are not traded on the date immediately preceding the distribution of the Bush Shares hereunder, then the first date immediately preceding the date of distribution of the Bush Shares hereunder shall be the date as to which the market value of the shares shall be determined. The Sellers hereby agree that they will not engage and/or effectuate, directly or indirectly, any public transaction involving the Class A Common Stock of Bush for at least the five (5) day trading days immediately preceding the release of any the Bush Shares hereunder from escrow pursuant to any indemnification claim.


          G. Prior to the release of the Bush Shares from escrow, all dividends and/or distributions with regard thereto shall be delivered and held by the Escrow Agent in an interest bearing account.


          H. In the event of an inconsistency between this Agreement and the Escrow Agreement, the Escrow Agreement shall govern.



          X.  Corporate Governance.
              ---------------------

          A. The parties hereto hereby agree that for the ten (10) year period of time commencing on the date hereof, the Management Board of RWG (hereinafter the "Board") shall be comprised of seven members, and that during such period of time Buyer shall appoint four members to the Board and the Sellers shall appoint three members to the Board. Notwithstanding anything contained herein to the contrary, in the event any of the aforesaid appointees is not an employee of Bush, R+C and/or its affiliates, any such nominee must not be engaged in competition, directly or indirectly, with Bush, its affiliates and/or R+C. The initial representatives of the Sellers to the Board shall be Werner Rohr, Wilfried Rohr, and Heinz Munck. The initial representatives of the Buyer to the Board shall be Robert L. Ayres, Lewis H. Aronson, Neil A. Frederick and Maximilian Zaher. The Board shall be responsible for the management of the operations of R+C and RWG, including, without limitation, corporate planning, including marketing and business plans, budgets and cost management, capital planning, including budgeting by individual departments, sourcing and human resources. Decisions by the Board shall be made by majority vote of the members of such Board. The parties hereto hereby agree and acknowledge that there is no impediment or other restriction on the ability of any member of the Board to vote, or to have their votes counted with respect to any matter considered by the Board due to a conflict of interest or otherwise.


          B. The parties hereto hereby agree that for the ten (10) year period of time commencing on the date hereof, the Advisory Board (the "Beirat") of RWG shall consist of four (4) members, and that during such period of time the Buyer shall appoint two members of the Beirat and the Sellers shall appoint two members to the Beirat. The initial members for the Sellers to the Beirat of R+C shall be Johannes J. Seibel and Gunther Dunze. The initial members for the Buyer to the Beirat shall be Paul S. Bush and Robert L. Ayres. The parties hereto hereby agree that the sole purpose of such Beirat is that such Beirat may make recommendations to the Board and the Board, in its sole discretion, shall decide whether to implement, reject, and/or modify such recommendations. The Board shall not be required to follow or implement any such recommendations of the Beirat.


          C. The parties hereto further agree that Heinz Munck shall be the Chief Managing Director (Hauptgeschaeftsfuehrer) of RWG, in accordance with the terms and conditions of that certain employment agreement entered into by and between RWG and Heinz Munck. Neil A. Frederick shall be another Managing Director of RWG. Each Managing Director shall act as a liaison between the Board and the various departmental heads, and/or division heads and/or subsidiaries of R+C. The department heads and/or division heads shall be responsible for the implementation of the business plan of R+C and shall also be responsible for assisting in the development of the business plans and strategies of R+C. The department and/or division heads shall report to the Managing Directors and in coordination with the Managing Directors shall report on their proposed strategies and plans for implementation to the Board for approval.


          D. The parties hereto hereby agree that the Buyer shall also have a right of first refusal with respect to the sale to a third party of any capital stock of R+C and RWG owned by the Sellers and that the Sellers shall also have a right of first refusal with respect to the sale to a third party of any capital stock of R+C and RWG owned by the Buyer. Notwithstanding the foregoing, such right of first refusal shall not be applicable to transfers by the Sellers to other member of the families of the Sellers and to transfers by the Buyer to other affiliates of Bush, provided that any such transferees agree to be bound by such restrictions.


          E. The terms of the corporate governance set forth above and the terms and conditions of the right of first refusal shall be set forth in a Partnership Agreement (Gesellschaftsvertrag) of R+C and Articles of Association (Gesellschaftsvertrag) of RWG, to be adopted at meetings of the partners of R+C and of the shareholders of RWG immediately after the completion of the notarization of this Agreement in the form attached as Exhibits 1 and 2 hereto. The respective partner resolution of
                 ----------------
R+C and the respective shareholder resolution of RWG are attached hereto as Exhibits 3 and 4.
- ----------------


          XI.  Miscellaneous.
               -------------

          A.  Indulgences, Etc.  Neither the failure nor any delay on the part
              ----------------
of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

          B.  Controlling Law.  This Agreement shall be governed by the laws of
              ---------------
the Federal Republic of Germany without giving effect to its conflict of laws provisions. Section 460 of the German Civil Code and Section 377 of the German
             -----------
Commercial Code (Handelsgesetzbuch) shall not apply to this Agreement.


          C.   Notices.  All notices, requests, demands and other communications
               -------
required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, or the day received by certified mail, return receipt requested or by overnight courier, as evidenced by the signature on any receipt with respect to the foregoing, addressed as set forth below:

          If to the Buyer and/or Bush:        Mr. Lewis H. Aronson
                                              Senior Vice President -
                                              International Business
                                              and Corporate Development
                                              Bush Industries, Inc.
                                              One Mason Drive
                                              Jamestown, New York  14702

          With a Copy to:                     Alan H. Aronson, Esq.
                                              Akerman, Senterfitt & Eidson, P.A.
                                              One Southeast Third Avenue, 28th
                                                Floor
                                              Miami, Florida 33131

          If to the Sellers:                  Frau Elisabeth Rohr
                                              Im Kreuzkamp 8

                                              59556 Lippstadt

                                              Herr Wilfried Rohr
                                              Dammstrasse 28
                                              33397 Rietberg

                                              Herr Werner Rohr
                                              Benteler Strasse 2
                                              33397 Rietberg

          With a Copy to:                     Rechtsanwalt Peter Specht
                                              Rechtsanwalte Wust & Milatz
                                              Spitaler Hof
                                              Kurze Muhren 1
                                              20095 Hamburg

     Any person may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     D.   Binding Nature of Agreement; No Assignment.  This Agreement shall be
          ------------------------------------------
binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights under this Agreement without the prior written consent of the other parties hereto. Notwithstanding the foregoing, the Buyer or Bush may assign to this Agreement to an affiliate of the Buyer or Bush without the prior written consent of the other parties hereto.


     E.   Provisions Separable.  The provisions of this Agreement are
          --------------------
independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.


     F.   Section Headings.  The section headings in this Agreement are for
          ----------------
convenience only; they form no part of this Agreement and shall not affect its interpretation.


     G.   Gender, Etc.  Words used herein, regardless of the number and gender
          -----------
specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine feminine or neuter, as the context indicates is appropriate.

     H.   Schedules.  All Schedules attached hereto are hereby incorporated by
          ---------
reference into, and made a part of, this Agreement.


     I.   No Third-Party Beneficiaries.  This Agreement shall not confer any
          ----------------------------
rights or remedies upon any person other than the parties and their respective successors, heirs, personal representatives and permitted assigns.


     J.   Entire Agreement; Amendments.  This Agreement (including the documents
          ----------------------------
and exhibits referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument notarized in the presence of all parties hereto.


     K.   Finders' Fees.  The parties hereto further agree that no third party
          -------------
acted as a finder or broker in connection with this Agreement and/or the transactions contemplated herein, and that no obligation is due any third party with respect thereto.

     L.   Expenses.  The parties hereto hereby agree that each party shall bear
          --------
its own legal and accounting expenses incurred in the preparation of this Agreement and the consummation of the transactions hereunder, provided, however, that the fees of the notary in connection with the notarization of this Agreement shall be borne by R+C, and that such payment shall be excluded from the determination of the Adjustment set forth herein.


     M.   Dispute Resolution.  All disputes arising in connection with this
          ------------------
Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules pursuant to a separate arbitration agreement attached hereto as
Exhibit 5.  The seat of arbitration shall be Frankfurt am Main, Germany, and the
- ---------
language of the proceedings shall be English. The prevailing party or parties shall be entitled to a reimbursement of its/their legal costs and fees (including attorney fees).


     N.   Governing Language.  The parties agree that for all purposes the
          ------------------
English version of this Agreement shall govern. Any German translation of this Agreement was prepared for working purposes only. To the extent German terms are provided in the governing

English version of this Agreement, such German wording shall prevail for purposes of interpretation. The parties acknowledge that German law concepts addressed in the English language may not be identical with their respective legal understanding, and any interpretation of this Agreement shall be made in accordance with the relevant German law concept.


     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.


                                       BUSH BETEILIGUNGS-
                                       GESELLSCHAFT MBH

                                       /s/ Lewis H. Aronson
                                       ----------------------
                                       By: Lewis H. Aronson
                                           Director


                                       BUSH INDUSTRIES, INC.

                                       /s/ Neil A. Frederick
                                       ----------------------
                                       By: Neil A. Frederick
                                           Treasurer

                                       /s/ Elisabeth Rohr
                                       ---------------------------
                                       ELISABETH ROHR


                                       /s/ Werner Rohr
                                       ---------------------------
                                       WERNER ROHR


                                       /s/ Wilfried Rohr
                                       ---------------------------
                                       WILFRIED ROHR



                                       ROHR GMBH & CO. MOBELFABRIK

                                       /s/ Heinz Munck
                                       ---------------------------
                                       By: Rohr Wohnmobel GmbH
                                           By: Heinz Munck



                                       ROHR WOHNMOBEL GMBH

                                       /s/ Heinz Munck
                                       ---------------------------
                                       By: Heinz Munck


                                       Only in respect to the obligations
                                       contained in Section IX of this
                                       Agreement:

                                       AKERMAN, SENTERFITT & EIDSON,
                                       P.A.

                                       /s/ Alan Aronson
                                       ---------------------------
                                       By: Alan Aronson, Esq.